Filed pursuant to Rule 424(b)(3)
Registration No. 333-169755

PROSPECTUS SUPPLEMENT NO. 4

28,392,337 Shares of Common Stock

of

Guided Therapeutics, Inc.

This prospectus supplement no.4 supplements and amends the prospectus dated April 10, 2012, previously supplemented on April 19, 2012, May 15, 2012 and May 29, 2012, which constitutes part of our registration statement on Form S-1 (No. 333-169755) relating to up to 28,392,337 shares of our common stock that may be offered for sale by the stockholders named in the prospectus. This prospectus supplement includes our attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on June 18, 2012.

This prospectus supplement should be read in conjunction with the prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus.

Investing in our common stock involves a high degree of risk. We urge you to carefully read the “Risk Factors” section beginning on page 3 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 20, 2012.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event) June 18, 2012; (June 15, 2012)

GUIDED THERAPEUTICS, INC.

 (Exact Name of Registrant as Specified in Its Charter)

Delaware	0-22179	58-2029543
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

5835 Peachtree Corners East, Suite D Norcross, Georgia (Address of Principal Executive Offices)	30092 (Zip Code)

Registrant's Telephone Number, Including Area Code:     (770) 242-8723

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.07 Submission of Matters to a Vote of Security Holders.

On June 15, 2012, the Company held its annual meeting of stockholders in Norcross, Georgia.  As of the record date, April 17, 2012, there were 52,699,519 shares of Common Stock entitled to vote at the annual meeting. Represented at the meeting in person or by proxy were 45,798,937 votes representing 86.91 percent of the total shares of Common Stock entitled to vote at the meeting.

The purpose of the meeting was to elect seven directors to a one-year term expiring in 2013, to approve an amendment to the company’s certificate of incorporation to increase the number of authorized shares of common stock to a total of 145,000,000 shares, to approve an amendment to the company’s 1995 stock plan to increase the number of shares of common stock available for grant by 5,000,000 shares and to ratify the appointment of UHY LLP as the Company’s independent registered public accounting firm for the 2012 fiscal year. The following table sets forth the results of the vote on the matters:

1.	PROPOSAL TO ELECT THE DIRECTOR NOMINEES NAMES IN THE COMPANY’S 2012 PROXY STATEMENT.

MARK L FAUPEL PHD	For	19,355,581
	Against	3,260,693
	Abstain	1,129,144
	Non Votes	22,053,519

RONALD W ALLEN	For	19,048,680
	Against	3,448,246
	Abstain	1,248,492
	Non Votes	22,053,519

RONALD W HART PHD	For	20,065,517
	Against	3,240,195
	Abstain	439,706
	Non Votes	22,053,519

JOHN E IMHOFF MD	For	21,629,869
	Against	868,157
	Abstain	1,247,392
	Non Votes	22,053,519

MICHAEL C JAMES	For	19,517,338
	Against	3,668,226
	Abstain	559,854
	Non Votes	22,053,519

JOHNATHAN M NILOFF MD	For	22,599,417
	Against	564,579
	Abstain	581,422
	Non Votes	22,053,519

LINDA ROSENSTOCK MD	For	22,908,773
	Against	399,039
	Abstain	437,606
	Non Votes	22,053,519

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2.	TO APPROVE AN AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO A TOTAL OF 145,000,000 SHARES:
For	35,414,020
Against	9,072,072
Abstain	1,312,845

3.	TO APPROVE AN AMENDMENT TO THE COMPANY’S 1995 STOCK PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR GRANT BY 5,000,000 SHARES:
For	17,892,935
Against	5,842,788
Abstain	9,695
Non Votes	22,053,519

4.	APPROVAL TO RATIFY THE APPOINTMENT OF UHY, LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR FISCAL 2012:
For	43,199,143
Against	990,648
Abstain	1,609,146

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUIDED THERAPEUTICS, INC.

	By:	/s/ Mark L. Faupel, Ph.D.
Mark L. Faupel, Ph.D.
CEO & President
Date: June 18, 2012

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